Consent of Independent Auditor
The Board of Directors
Brazil Potash Corporation
We, KPMG LLP, consent to the use of our report dated April 30, 2021, on the consolidated financial statements of Brazil Potash Corporation (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended and the related notes, included in this Form1-K dated April 30, 2021 of the Company.

KPMG LLP

April 30, 2021
Toronto, Canada